SUB-ITEM 77Q(1)(A)

                            TAX-FREE INVESTMENTS CO.

                             ARTICLES SUPPLEMENTARY


         TAX-FREE INVESTMENTS CO., a Maryland corporation (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: The Board of Directors of the Corporation, by resolutions duly adopted at a meeting duly called and held on February 16, 2001, (a) increased the aggregate number of shares of stock that the Corporation has authority to issue from Thirty Billion One Hundred Million (30,100,000,000) shares to Thirty-five Billion One Hundred Million (35,100,000,0000) shares, and (b) classified and designated such newly authorized shares (collectively, the "Shares") as follows: Five Billion (5,000,000,0000) shares as shares of the Cash Reserve Portfolio - Sweep Class, with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of shares of stock as set forth in ARTICLE FIFTH, paragraph (b) of the charter of the Corporation (the "Charter") and in any other provisions of the Charter relating to stock of the Corporation generally.

         SECOND: Immediately prior to the filing of these Articles Supplementary, the Corporation had authority to issue Thirty Billion One Hundred Million (30,100,000,000) shares, $.001 par value per share, having an aggregate par value of $30,100,000,000, of which:
         (a) One Billion One Hundred Million (1,100,000,000) shares are classified as Cash Reserve Portfolio - Cash Management Class. Sixteen Billion Six Hundred Million (16,600,000,000) shares are classified as Cash Reserve Portfolio - Institutional Class.
                  One Billion One Hundred Million (1,100,000,000) shares are classified as Cash Reserve Portfolio - Personal Investment Class.
                  One Billion One Hundred Million (1,100,000,000) shares are classified as Cash Reserve Portfolio - Private Investment Class.
                  One Billion One Hundred Million (1,100,000,000) shares are classified as Cash Reserve Portfolio - Reserve Class, and
                  One Billion One Hundred Million (1,100,000,000) shares are classified as Cash Reserve Portfolio Resource Class;

         (b)      Eight Billion (8,000,000,000) shares are unclassified.

         THIRD: As of the filing of these Articles Supplementary, the Corporation shall have authority to issue Thirty-five Billion One Hundred million (35,100,000,000) shares, $.001 par value per share, having an aggregate par value of $35,100,000,000. Of the additional Five Billion (5,000,000,000) shares: Five Billion (5,000,000,000) shares are classified as Cash Reserve Portfolio - Sweep Class. The number of shares of stock of each class specified in Article SECOND of these Articles Supplementary remains unchanged.

         FOURTH: The Corporation is registered as an open-end company under the Investment Company Act of 1940.

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         FIFTH: The total number of shares of capital stock that the
Corporation had authority to issue immediately prior to the filing of these Articles Supplementary was increased by the Board of Directors of the Corporation in accordance with Section 2-105(c) of the Maryland General Corporation Law.

         SIXTH: The Shares were classified by the Board of Directors of the Corporation under authority granted to it in ARTICLE FIFTH, paragraph (a) of the Charter.

         The undersigned President acknowledges these Articles Supplementary to be the corporate act of the Corporation and states that to the best of his or her knowledge, information and belief, the matters and facts set forth in these Articles with respect to authorization and approval are true in all material respects and that this statement is made under the penalties for perjury.

         IN WITNESS WHEREOF, TAX-FREE INVESTMENTS CO. has caused these Articles Supplementary to be executed in its name and on its behalf by its President and witnessed by its Assistant Secretary on February 16, 2001.

                                                  TAX-FREE INVESTMENTS CO.

Witness:


 /s/ Lisa A. Moss                                 By:   /s/ Robert H. Graham
------------------------                             ------------------------
President

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